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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              TYLAN GENERAL, INC.

                   TYLAN GENERAL ACQUISITION SUBSIDIARY, INC.

                             SPAN INSTRUMENTS, INC.

                                      AND

                     SHAREHOLDERS OF SPAN INSTRUMENTS, INC.

                                  JULY 2, 1996
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                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of July 2, 1996 by and among TYLAN GENERAL, INC., a Delaware corporation ("Tylan General"), TYLAN GENERAL ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Tylan General Sub"), SPAN INSTRUMENTS, INC., a Texas corporation ("Span"), and all the shareholders of Span (each a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

     A. Tylan General has formed Tylan General Sub as a wholly owned subsidiary to effect the merger of Tylan General Sub with and into Span (the "Merger") in accordance with the laws of the State of Texas and the State of Delaware and in accordance with this Agreement, so that upon consummation of the Merger, Tylan General Sub will cease to exist and Span will become a wholly owned subsidiary of Tylan General.

     B. This Agreement has been approved by the Boards of Directors of Tylan General, Tylan General Sub and Span, and by Tylan General in its capacity as the sole shareholder of Tylan General Sub; and

     C. The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and to be accounted for as a pooling-of-interests.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

1.  DESCRIPTION OF TRANSACTION

     1.1 Merger of Tylan General Sub Into Span. Subject to the terms and conditions of this Agreement, Tylan General Sub shall be merged with and into Span and the separate existence of Tylan General Sub shall cease. Span shall be the surviving corporation in the Merger under the corporate name it possesses immediately prior to the Merger, and Tylan General shall own all of the issued and outstanding shares of capital stock of Span. Span, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

     1.2 Effect of the Merger. The Merger shall have the effects set forth in the Texas Business Corporation Act (the "Texas Law") and the Delaware General Corporation Law ("DGCL"). Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Tylan General Sub and Span (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.3 Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at such place, time and date as Tylan General and Span may mutually select (the "Closing Date"), which shall be as soon as practicable following satisfaction or waiver of the closing conditions contained in Articles 6 and 7 hereof, but in any event not later than September 30, 1996. At the Closing, Tylan General Sub and Span will each carry out the procedures specified under the applicable provisions of the Texas Law and DGCL, including duly executing and filing Articles of Merger with the Texas Secretary of State (the "Texas Articles of Merger") and a Certificate of Merger with the Delaware Secretary of State (the "Delaware Certificate of Merger") to the end that the Merger shall become effective. The Merger shall become effective

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on the last to occur of (a) the date the Texas Articles of Merger is duly filed with the Texas Secretary of State (b) the date the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or (c) such later date as may be specified in the Texas Articles of Merger and Delaware Certificate of Merger (the "Effective Date").

     1.4  Exchange of Span Stock.

          (a) On the Effective Date, each then outstanding share, no par value, of Span (collectively, the "Span Common Shares"), other than Span Common Shares to be canceled pursuant to Section 1.4(b) and Dissenting Shares (as defined in Section 1.14), shall cease to be an existing and issued Span Common Share and shall become and be converted into, by virtue of the Merger and without any action on the part of Tylan General, Tylan General Sub, Span or the holder thereof, into that number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, $.001 par value, of Tylan General (the "Tylan General Common Stock") equal to 1,300,000 divided by the Fully Diluted Span Common Shares Outstanding, as defined in Section 2.1(c) (the "Common Exchange Ratio").

          (b) Each Span Common Share issued and outstanding immediately prior to the Effective Date owned by Tylan General, Tylan General Sub or any subsidiary thereof shall automatically be canceled at the Effective Date, and no conversion shall be made in respect thereof.

     1.5 Conversion of Tylan General Sub Common Stock. Each share of Tylan General Sub's common stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding capital shares of the Surviving Corporation.

     1.6 Closing of Company Transfer Books. On and after the Effective Date, holders of certificates representing Span Common Shares shall cease to have any rights as shareholders of Span (except rights, if any, under Article 5.11 of the Texas Law) and the share transfer books of Span shall be closed with respect to Span Common Shares issued and outstanding immediately prior to the Effective Date, and no further transfer of such shares shall thereafter be made on such share transfer books. If, after the Effective Date, valid certificates previously representing such shares are presented to the Surviving Corporation they shall be exchanged as provided in Section 1.7.

     1.7 Exchange of Certificates. The parties anticipate that all Span Common Share certificates (except certificates representing canceled shares) shall be exchanged for Tylan General Common Stock certificates (and cash in lieu of any fractional shares) at the Closing. Any certificates for Span Common Shares not so surrendered and exchanged at the Closing shall represent solely the right to receive the shares of Tylan General Common Stock into which the Span Common Shares it theretofore represented shall have been converted pursuant to Section
1.4 (or to perfect the holder thereof's right to receive payment for such shares pursuant to Article 5.12 of the Texas Law and Section 1.14 hereof); provided, however, that customary and appropriate certifications and indemnities (but without the requirement to post a bond) allowing exchange against lost or destroyed certificates shall be provided; and provided further that nothing in this Section 1.7 shall require Tylan General to exchange Tylan General Common Stock to any holder of Span Common Shares who shall fail to surrender a certificate representing such shares or the certification and indemnities relating to a lost certificate.

     1.8 No Fractional Shares. No fractional shares of Tylan General Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Span Common Shares who would otherwise receive a fractional share of Tylan General Common Stock shall, upon surrender of his certificate or certificates representing Span Common Shares, be paid an amount in cash (without interest) determined by multiplying such fraction by the closing price of Tylan General Common Stock as reported on the NASDAQ National Market System on the last trading date immediately preceding the Closing Date. Tylan General will, subject to any applicable statute of limitation or abandoned property or similar law, pay to such holders, upon surrender of their certificates representing Span

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Common Shares outstanding immediately prior to the Effective Date, the cash value of such fractions so determined, without interest.

     1.9 Adjustment of Common Exchange Ratio. If, between the date of this Agreement and the Effective Date, the outstanding Tylan General Common Stock shall have been changed into a greater or lesser number of shares of Tylan General Common Stock or into a different security by reason of a reclassification, stock split, stock combination, stock dividend or other recapitalization or similar transaction, the Common Exchange Ratio shall be correspondingly adjusted.

     1.10 Accounting Treatment. The parties intend that the Merger will be treated as a pooling-of-interests for accounting purposes.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     1.12 Stock Subject to Conditions or Forfeiture. All shares of Tylan General Common Stock which are received in the Merger in exchange for Span Common Shares which, under applicable stock purchase or restriction agreements, as amended, with Span, are unvested or subject to a repurchase option or other condition of forfeiture which by its terms does not terminate due to the Merger, will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares will be marked with appropriate legends; provided, however, that this Section 1.12 shall not preclude modification of the existing agreements between Span and its shareholders consistent with pooling-of-interests accounting.

     1.13 Further Action. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action at Tylan General's expense.

     1.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Span Common Shares that are issued and outstanding immediately prior to the Effective Date and that are held by shareholders who have not voted such shares in favor of the Merger and who have delivered a written notice of intention to demand payment for such shares in the manner provided in Article
5.12 of the Texas Law ("Dissenting Shares") shall not be canceled and converted into shares of Tylan General Common Stock in accordance with the provisions of
Section 1.4(a) unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment under the Texas Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's Span Common Shares shall thereupon be deemed to have been canceled and converted as described in Section
1.4 at the Effective Date, and each such share shall represent solely the right to receive shares of Tylan General Common Stock in accordance with the provisions of Section 1.4(a). Span shall give Tylan General prompt notice of any demands received by Span for purchase of its shares, and, prior to the Effective Date, Tylan General shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Date, Span shall not, except with the prior written consent of Tylan General, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Date, no shareholder who has exercised dissenters' rights as provided in Article 5.12 of the Texas Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Date).

     1.15  Shareholders' Agreements.

          (a) At or prior to Closing, each of the Shareholders shall execute the Continuity of Interest Certificate referred to in Section 4.2(h) and the Investment Letter referred to in Section 4.2(p).

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          (b) At or prior to Closing, Don E. Whitson, Leo E. Whitson, Robert
     Barraclough, Robert Lipsky, John Rabbitt, George Yurch, John Jul, John Jordon, Brian Day, Tom Gray and Ron Ewers (the "Affiliates") shall execute the Affiliate Agreement referred to in Section 4.2(o).

2.  REPRESENTATIONS AND WARRANTIES OF SPAN AND THE PRINCIPAL SHAREHOLDERS

     Span and each of Don E. Whitson and Leo E. Whitson (each a "Principal Shareholder" and, collectively, the "Principal Shareholders") jointly and severally represent and warrant to Tylan General and Tylan General Sub as of the date of this Agreement as follows:

     2.1  Organization.

          (a) Each of Span and Ocala, Inc. ("Ocala") is a corporation duly organized, validly existing and in good standing, under the laws of the State of Texas. Each of Span and Ocala has all necessary power and authority under applicable corporate law and its Articles of Incorporation and Bylaws to own or lease its properties and to carry on its business as presently conducted. Span has provided Tylan General with true and correct copies of the Articles of Incorporation and Bylaws of each of Span and Ocala. Except for Ocala, Span has no subsidiaries, and, except as set forth on Schedule 2.1(a), Span does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, partnership, joint venture or other entity.

          (b) Each of Span and Ocala is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a "Material Adverse Effect." For the purposes of this Agreement, "Material Adverse Effect" as it applies to Span or Tylan General means an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, or Tylan General and its subsidiaries, taken as a whole, respectively, which is material. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Span or Ocala if they involve amounts, or result in Damages (as hereinafter defined), in excess of $50,000 during any fiscal year period. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Tylan General if upon public disclosure, they would be viewed by a reasonable investor as significantly altering the total mix of information then available concerning Tylan General and its subsidiaries, taken as a whole.

          (c) The authorized capital stock of Span consists, and on the Closing Date will consist, of 500,000 shares, no par value, of which 265,699 shares are issued and outstanding. The authorized capital stock of Ocala consists, and on the Closing Date will consist, of 1,000,000 shares, $0.01 par value per share, of Common Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares of Span and Ocala are validly issued, fully paid and nonassessable and the issuance of such issued and outstanding shares were not subject to any preemptive rights which have not been effectively waived. Schedule 2.1(c) sets forth a list of the Shareholders and the holders of all outstanding shares of capital stock of Ocala, including their names and addresses and the kind and number of shares of Span capital stock and Ocala capital stock that they hold. No holder of Span capital stock or Ocala capital stock possesses shares that are subject to vesting. Except as set forth above, there are not as of the date hereof, and on the Closing Date there will not be, any capital shares of Span or Ocala authorized, issued or outstanding or any authorized or outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of Span or Ocala, or otherwise obligating Span or Ocala to issue, transfer or sell any capital shares of Span or Ocala, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of Span or Ocala. The sum of the number of Span Common Shares outstanding and the maximum number of Span Common Shares issuable upon exercise, conversion, exchanging or subscription pursuant to any security agreement or commitment of Span immediately before the Effective Date shall be referred to herein as the "Fully Diluted Span Common Shares Outstanding." Following the Closing, neither Span nor Ocala will have

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     any obligation to issue, transfer or sell any of its capital shares or other securities of Span or Ocala pursuant to any currently existing employee benefit plan or otherwise. Except as set forth on Schedule 2.1(c), neither Span nor Ocala has any liability to any current or former shareholder of Span or Ocala arising from or relating to the offer and sale of any of its securities, whether under federal or state securities law, or otherwise.

          (d) Span has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Span, and no other corporate proceedings on the part of Span are necessary for Span to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval by the Shareholders). This Agreement has been duly executed and delivered by duly authorized officers of Span. This Agreement constitutes a legal, valid and binding obligation of Span and the Shareholders enforceable against them in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (e) Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, the Texas Law or the DGCL, there is no requirement applicable to Span or Ocala to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Span of the transactions contemplated by this Agreement. Neither Span nor either of the Principal Shareholders knows of any reason why any required permit, authorization, consent or approval will not be obtained. Except as set forth on Schedule 2.1(e), neither the execution and delivery of this Agreement by Span nor the consummation by Span of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Span or Ocala, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Span or Ocala or any material license agreement, lease or other material contract, instrument or obligation to which Span or Ocala is a party or by which Span or Ocala or any of either of their assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Span or Ocala or any of either of their assets, which violation would have a Material Adverse Effect on Span, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Span or Ocala.

          (f) Span has delivered to Tylan General complete and accurate copies of the minutes of all its directors and shareholders meetings, and all actions by written consent of the directors and shareholders, of Span and Ocala since January 1, 1990 as to Span and since inception as to Ocala, and will deliver to Tylan General at or prior to the Closing complete and accurate copies of all minutes of such meetings and such actions that occur between the date hereof and the Closing Date.

     2.2  Financial.

          (a) The audited consolidated balance sheet of Span as of February 29, 1996 and the audited consolidated statement of operations, consolidated statement of cash flows and consolidated statement of changes in shareholders' equity of Span for the six months ended February 29, 1996 (the "Audited Financial Statements"), each certified by Ernst & Young LLP, independent certified public accountants, whose report thereon is included therein, and the unaudited consolidated balance sheet of Span as of April 30, 1996 (the "April 30, 1996 Balance Sheet") and the unaudited consolidated statement of operations and consolidated statement of cash flows of Span for the six-month period ending April 30, 1996 have been prepared in accordance with the books and records of Span, which books and records are complete, maintained on a consistent basis, and correctly reflect its income, expenses, assets and liabilities, are true, complete and accurate and present fairly the financial position of Span as of the date of said balance sheets and the results of operations of Span for the periods covered by said statements of operations, in accordance with generally accepted accounting principles ("GAAP") consistently applied,

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     except as otherwise disclosed therein and except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate, and the absence of notes required by GAAP. The financial statements described in this Section 2.2(a) are referred to in this Agreement as the "Financial Statements."

          (b) Except as disclosed in Schedule 2.2(b), neither Span nor Ocala has any material Liability, except for any Liability which (i) is accrued or fully reserved against in the April 30, 1996 Balance Sheet or disclosed in the notes included in the Audited Financial Statements; or (ii) is of a normally recurring nature and was incurred after April 30, 1996 in the ordinary course of business consistent with past practice. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

          (c) The accounts receivable of Span on April 30, 1996, and those existing on the Closing Date:

             (i) will have arisen out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor;

             (ii) to the best knowledge of Span and each of the Principal Shareholders, are and will be collectible in full (except as set forth on Schedule 2.2(c)), net of the reserves therefore set forth on the books of Span, which reserves were calculated consistent with past practices and with GAAP applied consistently with the Audited Financial Statements; and

             (iii) except as set forth on Schedule 2.2(c), are subject to no claim of offset, counterclaim, recoupment or setoff and, to the best knowledge of Span and each of the Principal Shareholders, there are no facts or circumstances (whether asserted or unasserted) that could give rise to such a claim.

          Schedule 2.2(c) sets forth complete and accurate accounts receivable aging report as of April 30, 1996. Span will use all reasonable efforts to ensure that the aging of the accounts receivable on the Closing Date shall not be materially worse than that shown on Schedule 2.2(c).

          (d) Other than as set forth on Schedule 2.2(d), the inventories of Span on April 30, 1996 and those existing on the Closing Date are and will be usable in all material respects in the ordinary course of business at a value which is not less than the value at which such inventory is carried on the books of Span. The inventory is adequate for the conduct of the business of Span and inventory levels are not in excess of the normal operating requirements of Span. Schedule 2.2(d) sets forth all inventories as of the date hereof that Span in good faith believes to be in excess of the reasonable requirements of Span for the next six months.

     2.3  Tax Matters.  With respect to Taxes (as defined below):

          (a) Except as set forth on Schedule 2.3, Span and Ocala have filed or will file or cause to be filed, within the time and in the manner prescribed by law, all material returns, declarations, reports, estimates, information returns and statements, including information returns and reports ("Returns") required to be filed under federal, state, local or any foreign laws by Span or Ocala for all taxable periods ending on or prior to the Closing Date; all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns.

          (b) Except as set forth on Schedule 2.3, Span and Ocala have within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable prior to the Closing, and there is (and until the Closing shall be) no material difference between the amount of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

          (c) All Taxes payable by Span or Ocala as of April 30, 1996 or which will become payable as a result of activities of Span or Ocala on or before April 30, 1996 are clearly identified and reflected on the April 30, 1996 Balance Sheet as taxes payable or as accrued taxes. No Taxes will become payable by

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     Span or Ocala as a result of activities of Span or Ocala between April 30,
     1996 and the Closing Date other than Taxes of a normally recurring nature incurred by Span or Ocala after April 30, 1996 in the ordinary course of business consistent with past practice.

          (d) Span has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

          (e) There are no liens for unpaid Taxes filed against the assets of Span or Ocala except liens for Taxes not yet due.

          (f) Neither Span nor Ocala has filed (nor will file prior to the Closing Date) any consent agreement under Section 341(f) of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Span or Ocala.

          (g) Except as set forth on Schedule 2.3(g), no deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Span or Ocala and, to the best knowledge of Span and each of the Principal Shareholders, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Span or Ocala nor are any requests for such waiver or consent pending. The federal income tax returns of Span and Ocala have been examined by the Internal Revenue Service (the "IRS") or the statutes of limitations for the assessment of federal income taxes has expired for all periods to and including August 31, 1991.

          (h) Neither Span nor Ocala is a party to any tax-sharing or allocation agreement, nor does Span or Ocala owe any amount under any tax-sharing or allocation agreement.

          (i) The acquisition of Span by Tylan General will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code and there is no agreement, plan or arrangement covering any employee or independent contractor of Span or Ocala that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code.

          (j) Neither Span nor Ocala has made any election under Section 338(g) of the Code with respect to any acquisition and no outstanding debt obligation of Span or Ocala is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (k) Neither Span nor Ocala is a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code.

          (l) There have been no audits of Taxes based on income of Span or Ocala since August 31, 1991.

          (m) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Span or Ocala.

     2.4 Conduct of Business. Except as set forth in Schedule 2.4, since February 29, 1996, neither Span nor Ocala has:

          (a) sold, leased, optioned or transferred any material portion of the assets of Span or Ocala or any material portion of the interests in such portion, except for sales of inventory in the ordinary course of business;

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          (b) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

          (c) made any material change in the conduct or nature of its business or operations;

          (d) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

          (e) made or committed to make any capital expenditures in an amount in excess of $1,500,000 in the aggregate;

          (f) declared or paid any dividend or other distribution with respect to its capital shares or redeemed, repurchased or otherwise acquired any of its own capital shares;

          (g) made any material increase in the rate or terms of compensation payable by Span or Ocala to, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan on behalf of any director, officer or key employee of Span or Ocala;

          (h) made any change in accounting methods, principles or practices except as required by GAAP;

          (i) suffered any creation, occurrence or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

          (j) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of Span or Ocala to mortgage, lien, pledge or other encumbrance other than purchase money security interests or liens for taxes not yet due and payable in the ordinary course of business;

          (k) suffered any termination or threatened termination, or substantial adverse modification, of the relationship of Span or Ocala with a customer or supplier or the occurrence of any event affecting any product or process used by Span or Ocala having, in any such case or in the aggregate, a Material Adverse Effect;

          (l) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including any borrowing, leasing or capital financing or any lease of real property) other than in the ordinary course of business;

          (m) incurred any material Liabilities other than in the ordinary course of business;

          (n) suffered or been threatened with any adverse change which has had or could have a Material Adverse Effect; or

          (o) agreed to do any of the foregoing.

     2.5  Contracts.

          (a) Except as set forth in Schedule 2.5(a), neither Span nor Ocala is a party to, or bound by, any material undischarged written or oral:

             (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;

             (ii) consulting agreement;

             (iii) collective bargaining agreement;

             (iv) contract or agreement restricting in any manner Span's or Ocala's right to compete with any other person or restricting Span's or Ocala's right to sell to or purchase from any other person;

             (v) agreement with any affiliate of Span or Ocala or person controlled by an affiliate of Span or Ocala for or with respect to the purchase or sale of goods or the performance of services;

             (vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

             (vii) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of thirty (30) days or less;

             (viii) service contract in an annual amount in excess of $50,000;

             (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

             (x) contract relating to the purchase, sale, ownership, use or license of technology except licenses for third party software generally available to the public;

             (xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

             (xii) contracts relating to the purchase, sale or margining of securities;

             (xiii) warranty or product service contracts;

             (xiv) joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities; or

             (xv) contract not listed above.

          All material contracts, leases, subleases and other instruments of the type referred to in this Section 2.5(a) and described in Schedule 2.5(a) (collectively, "Contracts") are in full force and effect and are binding upon Span or Ocala, as the case may be, and, to the best knowledge of Span and each of the Principal Shareholders, are binding on the other parties thereto. Except as set forth on Schedule 2.5(a), no material default by Span or Ocala, as the case may be, has occurred thereunder and, to the best knowledge of Span and each of the Principal Shareholders, no material default by the other contracting parties has occurred thereunder, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by Span or Ocala, as the case may be. Span has delivered to Tylan General true and complete copies of each contract, lease, sublease, or other instrument described in Schedule 2.5(a).

          (b) Except as disclosed in Schedule 2.5(b), neither Span nor Ocala is a party to, or bound by, any Contract under the terms of which performance by Span or Ocala according to the terms of this Agreement will be a default or an event of acceleration, or would otherwise require consent.

          (c) Neither Span nor Ocala is a party to, or bound by, any Contract requiring Span or Ocala to perform engineering development or documentation development services, which services have not been fully performed, delivered and unconditionally accepted by the party contracting for such services or any third party beneficiary thereof.

          (d) Schedules 2.5(d) and 2.8(b) contain a list of every material license, permit or governmental approval, order, directive and agreement applied for, pending, issued, rejected or given to Span or Ocala with respect to the conduct of their respective businesses or operations. Each of Span and Ocala possesses all licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted and each of Span and Ocala is in compliance with all such licenses, permits, approvals and authorizations, except where the failure to possess, or comply with, such licenses, permits, approvals and authorizations would not have a Material Adverse Effect.

          (e) Schedule 2.5(e) contains a list of all pending or threatened claims against Span or Ocala under each Contract (including, without limitation, claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), excluding requests for service in the ordinary course of business which Span or Ocala is required to perform pursuant to the terms of standard warranties and which are covered by warranty reserves, to the extent such claims, individually or in the aggregate, could have a Material Adverse Effect.

     2.6  Employees.

          (a) With respect to the employees of Span and Ocala:

             (i) Schedule 2.6(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans"), currently sponsored, maintained or contributed to or required to be contributed to by Span or Ocala for the benefit of any employee of Span or Ocala (an "Employee" and collectively, the "Employees").

             (ii) Neither Span nor Ocala, now or at any time in the past, has maintained, sponsored or contributed to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

             (iii) Span and Ocala maintain, sponsor or contribute to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Schedule 2.6(a) (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

             (iv) With respect to each of the Plans, Span has heretofore delivered to Tylan General true and complete copies of each of the following documents:

                (A) a copy of each such Plan (including all amendments thereto);

                (B) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

                (C) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to each such Plan, and all material employee communications relating to such Plan;

                (D) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                (E) all contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                (F) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
           Section 401 of the Code.

             (v) Neither Span nor Ocala has, and neither has ever had, any affiliates as determined under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, nor has Span or Ocala ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code; neither Span nor Ocala has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
        Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

             (vi) Neither Span nor Ocala has any plan or commitment, whether legally binding or not, to create any additional Welfare Plan or any Pension Plan, or any plan or commitment to modify or change any existing Welfare Plan, other than changes to comply with applicable law, that would affect any Employee.

             (vii) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to current or former employees of Span or Ocala after any such employee's retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) deferred compensation benefits accrued as liabilities on the books of Span or Ocala, (C) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary)).

             (viii) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 162(i) of the Code, the provisions of Section 4980B of the Code have been complied with in all material respects.

             (ix) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

             (x) Each of the Plans intended to be qualified under Section 401 of the Code has received a favorable determination from the Internal Revenue Service and nothing has occurred since such determinations to adversely affect them.

             (xi) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, any bonus, golden parachute or severance payment) to any director of Span or Ocala or Employee under any Plan, or materially increase the benefits payable under any Plan, or result in the acceleration of the time of payment or vesting of such benefits.

          (b) Schedule 2.6(b) contains a list of all employees of Span and Ocala as of June 30, 1996. Said list correctly reflects, in all material respects, their salaries, other compensation (other than under the Welfare Plans), dates of employment, positions, social security numbers and birth dates.

          (c) Each of Span and Ocala has complied in all material respects and is currently complying in all material respects with all applicable laws relating to employment and employment practices, including, without limitation, wages, workplace safety, equal employment opportunity and nondiscrimination ("Labor Laws"). Other than as set forth on Schedule 2.6(c), neither Span nor Ocala has received any notice of noncompliance or violation of any Labor Law that is pending or unresolved; no action is pending or to the best knowledge of Span and each of the Principal Shareholders, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor or any other foreign, federal, state or local governmental authority or court relating to employment matters or any Labor Law; and there is no pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened arbitration, suit, litigation or proceeding, against Span or Ocala or any current or former director, major shareholder, officer or supervisory employee of Span or Ocala, alleging wrongful termination, racial, religious, sexual or age discrimination, improper post-termination conduct, or breach of contract or covenant of employment.

          (d) Schedule 2.6(d) identifies all employees of Span and Ocala who are not available fully to perform work because of disability, layoff, leave or similar status and sets forth the basis of such leave and the anticipated date of return to full service.

          (e) To the best knowledge of Span and each of the Principal Shareholders, all individuals who are performing or have performed services for Span or Ocala within the last two years and are or were classified as "independent contractors" for tax purposes qualify for such classification.

          (f) Neither Span nor Ocala is subject to any collective bargaining agreement with respect to any of its employees, has any current labor problems or disputes, or, to the best knowledge of Span and each of the Principal Shareholders, has been subject to any effort to organize any of its employees during the last 24 months.

     2.7  Litigation and Claims; Compliance With Law.

          (a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 2.8 below), and as set forth on Schedule 2.7(a) there is no material arbitration, suit, litigation or proceeding, in law or in equity, pending, or, to the best knowledge of Span and each of the

     Principal Shareholders, threatened before any court, tribunal, master or governmental agency, authority or body in which Span or Ocala is a party or to which its business or property is subject. To the best knowledge of Span and each of the Principal Shareholders, there are no preliminary proceedings or governmental investigations before any commission or other administrative authority pending or threatened against Span or Ocala, and, except as set forth on Schedule 2.7(a), no event has occurred or circumstance exists that (with or without notice or lapse of time) may serve as the basis for or give rise to any such arbitration, suit, litigation or proceeding.

          (b) Neither Span nor Ocala is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.

          (c) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.8 below), neither Span nor Ocala is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of, or agreement with, or any license or permit from, any federal, state, local and foreign governmental authority to which its properties, assets, personnel or business activities are subject or to which Span or Ocala is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except such violation of delinquency which either in the particular instance or in the aggregate would not have a Material Adverse Effect.

     2.8  Environmental Provisions.

        (a) For the purposes of this Section 2.8:

             (i) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Span or Ocala, or (B) circumstances forming the basis for any violation, or alleged violation, of any Environmental Law.

             (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance now or hereafter regulated by Environmental Laws or that is otherwise a danger to health, reproduction or the environment.

          (b) Except as set forth in Schedule 2.8(b), each of Span and Ocala is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Span and Ocala of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. Except as set forth in
     Schedule 2.8(b), neither Span nor Ocala has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that it is not in such full compliance, and, to the best knowledge of Span and each of the Principal Shareholders, there are no circumstances that may prevent or interfere with such material compliance in the future. Except as set forth in Schedule 2.8(b), to the best knowledge of Span and each of the Principal Shareholders, no current or prior owner of any property owned or leased by Span or Ocala has received any communication (written or oral), whether from a government authority, citizens group, employee or otherwise, that alleges that it, or Span or Ocala, is not in such full compliance. All permits and other governmental authorizations currently held by Span or Ocala pursuant to the Environmental Laws are identified in Schedule 2.8(b).

          (c) Except as set forth in Schedule 2.8(c), there is no Environmental Claim pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened against Span or Ocala or against any person or entity whose liability for any Environmental Claim Span or Ocala has or may have retained or assumed either contractually or by operation of law.

          (d) Except as set forth in Schedule 2.8(d) and except as would not, either in the particular instance or in the aggregate, have a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form a reasonable basis for any Environmental Claim against Span or Ocala or, to the best knowledge of Span and each of the Principal Shareholders, against any person or entity whose liability for any Environmental Claim Span or Ocala has or may have retained or assumed either contractually or by operation of law.

          (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Span or Ocala have stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in Schedule 2.8(e), (ii) to the best knowledge of Span and each of the Principal Shareholders, all underground storage tanks (whether or not in use by Span or Ocala), and the capacity and contents of such tanks, located on property owned or leased by Span or Ocala, are identified in Schedule 2.8(e), (iii) to the best knowledge of Span and each of the Principal Shareholders, except as set forth in Schedule 2.8(e), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Span or Ocala, and
     (iv) to the best knowledge of Span and each of the Principal Shareholders, except as set forth in Schedule 2.8(e), no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Span or Ocala.

     2.9  Properties.

          (a) Span has previously delivered to Tylan General true and correct copies of all leases pursuant to which Span or Ocala leases real or personal property (the "Leases"). Each of the Leases is valid, binding and enforceable against Span, Ocala or Whitson Properties, L.C. and, to the best knowledge of Span and each of the Principal Shareholders, against each of the lessors thereunder in accordance with its terms and is in full force and effect. Except as described in Schedule 2.9(a), neither Span nor Ocala is in default under any term of any Lease nor, to the best knowledge of Span and each of the Principal Shareholders, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Span or Ocala. The transactions contemplated by this Agreement shall not constitute a breach of any Lease. The properties subject to the Leases and the conditions of the Leases are suitable in all material respects for the business currently being conducted thereon by Span or Ocala, as the case may be. There are no condemnation proceedings pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened with respect to any portion of the property subject to the Leases.

          (b) Each of Span and Ocala has good and valid title to its assets reflected as owned in the April 30, 1996 Balance Sheet (as well as all of its properties and assets which have been fully depreciated and are not reflected therein) or acquired after that date. Except as set forth in
     Schedule 2.9(b), as of April 30, 1996 and as of the Closing, each of Span and Ocala shall have good and valid title to its assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, "Liens"), other than (i) Liens shown on the April 30, 1996 Balance Sheet and the notes to the consolidated financial statements attached thereto as securing specified liabilities (with respect to which no default exists), (ii) Liens for current taxes not yet due, (iii) purchase money security interests and (iv) all minor imperfections of title and encumbrances, if any, which do not impair the operations of Span or Ocala in any material respect. All of the assets of Span and Ocala are in all material respects (i) fit for the purposes for which intended and (ii) in good operating condition and repair, except for ordinary wear and tear, are currently used by Span or Ocala in the ordinary course of its business, and are sufficient for the operation of Span's or Ocala's business, as the case may be. As of the Closing, the assets of Span and Ocala shall constitute all of the properties, rights and assets (other than insurance policies) necessary for the conduct of the businesses of Span and Ocala as currently conducted and as conducted at Closing. Except as set forth in Schedule 2.9(b), all material tangible assets of Span and Ocala are located in Plano, Texas, Ocala, Florida, and San Clemente, California. Except as set forth on
     Schedule 2.9(b), no tangible personal property has been loaned or otherwise made available to Span or Ocala for development or other purposes.

          (c) Span has fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles and policy exclusions), sufficient to allow Span and Ocala to replace any of their material properties that might be damaged or destroyed, and has liability insurance reasonably adequate to protect each of Span and Ocala and its financial condition against the risks involved in the business conducted by it.
     Schedule 2.9(c) lists all such policies. Span and Ocala have paid all premiums when due and have not done anything by way of action or inaction which could be reasonably likely to invalidate any of such policies, in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to Span or Ocala which require or recommend any changes to the conduct of the business of Span or Ocala, or any repair or other work with respect to any of its properties, and no insurance company providing coverage to Span or Ocala has refused to cover any claim or given any notice of defense subject to reservation of rights or provided any notice of cancellation of any coverage.

          (d) Each of Span and Ocala has good, marketable and insurable title to each piece of real property owned by it (collectively, "Property"), free and clear of all material liens, encumbrances, covenants, conditions, restrictions, rights of way, easements and other matters affecting title. True and complete copies of any title report relating to the Property have been delivered to Tylan General.

          (e) To the best knowledge of Span and each of the Principal Shareholders, (i) no action, suit, proceeding or investigation is pending or threatened (including without limitation environmental litigation and eminent domain, condemnation or similar proceedings) materially affecting the Property or against Span or Ocala and relating to or arising from its interest in any tangible asset owned by it, and (ii) none of Span, Ocala or either of the Principal Shareholders has received any notice of or has any knowledge that any such proceedings are contemplated. To the best knowledge of Span and each of the Principal Shareholders, (A) the uses presently being made of the Property conform to existing zoning laws, (B) all material permits and licenses necessary for the use, occupancy and operation of the Property have been obtained, (C) Span and Ocala have complied in all material respects with all laws, ordinances, rules and regulations of any governmental agency or body having or asserting jurisdiction over the Property, and (D) the Property complies in all material respects with all building, fire and life safety codes and requirements.

          (f) Neither Span nor Ocala is a "foreign person" as that term is defined in the Code and in applicable regulations.

     2.10  Intellectual Property.

          (a) Schedule 2.10(a) lists all domestic and foreign patents and patent applications owned or licensed by Span or Ocala (the "Patents") and all material agreements relating thereto. Except where such Patents are indicated to be licensed, Span (or Ocala, as the case may be) owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings, and to the best knowledge of Span and each of the Principal Shareholders, there are no claims, threats or other communications, which challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and neither Span nor either of the Principal Shareholders has any reason to believe that any of the Patents is not, or upon issuance will not be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way, and neither Span nor either of the Principal Shareholders is aware of any interfering patent or patent application. Neither Span nor either of the Principal Shareholders is aware of any relevant information that is material to the examination of an application for any Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. Span has delivered to Tylan General copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) Span's or Ocala's freedom to operate. Schedule 2.10(a) lists all existing agreements including licenses relating to the Patents granted to third parties by Span or Ocala. Except as disclosed in Schedule 2.10(a), subject to any right of Span (or Ocala, as the case may be) to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid, and no party to those agreements is in material default in any manner respecting its obligations under those agreements. Except for the agreements listed in Schedule 2.10(a) and except for any license implied by the sale of a product, no other license, covenant, or agreement has been granted or entered into by Span or Ocala with respect to the Patents.

          (b) Schedule 2.10(b) lists all domestic and foreign registered copyrights, trademarks and trademark applications owned by Span or Ocala and/or licensed by Span or Ocala from (other than pursuant to standard end-user Licenses) or to third parties (the "Trademarks" and "Copyrights"), indicating in each case whether the Trademark or Copyright is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks and Copyrights. Other than as set forth on Schedule 2.10(b), each of Span and Ocala owns free and clear of all liens, claims or encumbrances the Trademarks and Copyrights which are so designated as owned by it, and all agreements with respect to Trademarks and Copyrights are valid and binding, are in full force and effect, and neither Span nor, to the best knowledge of Span and each of the Principal Shareholders, any other party thereto is in material default, or with the giving of notice or lapse of time or both, would be in material default under the terms of such agreement. All registered Trademarks and Copyrights are in compliance with all formal legal requirements (including, in the case of Trademarks, the timely post registration filing of affidavits of use and incontestability and of renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Closing Date. To the best knowledge of Span and each of the Principal Shareholders, there are no interference, opposition or cancellation proceedings or infringement suits pending or threatened with respect to any of the Trademarks or Copyrights. Neither Span nor either of the Principal Shareholders has been advised or has any reason to believe that Span or Ocala is infringing a trademark or copyright held by another person.

          (c) Each of Span and Ocala owns or has in its possession certain information, know-how and show-how (including, without limitation, data, documents, drawings, designs, software, procedures, customer lists and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, manufacture, procurement of materials and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products (the "Trade Secrets"). Each of Span and Ocala has taken reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, including having each of its employees execute and deliver its standard proprietary information protection and assignment agreement (a copy of which has been delivered to Tylan General). To the best knowledge of Span and each of the Principal Shareholders, Span (or Ocala, as the case may be) has good title and an absolute right to use all Trade Secrets, and the use of the Trade Secrets does not infringe the rights of any third party. Schedule 2.10(c) sets forth a list of all agreements relating to the Trade Secrets. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to Tylan General prior to Closing to permit Tylan General to make full use of the Trade Secrets to operate the business of Span.

          (d) All personnel, including Employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the software programs, technical documentation or other intellectual property of Span or Ocala either (i) have been party to a "work-for-hire" arrangement or agreement with Span or Ocala, in accordance with applicable federal and state law, that has accorded Span (or Ocala, as the case may be) full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Span (or Ocala, as the case may be) as assignee that have conveyed to Span (or Ocala, as the case may be) full, effective and exclusive ownership of all tangible and intangible property thereby arising.

          (e) To the best knowledge of Span and each of the Principal Shareholders, no person is infringing upon any Patent, Trademark or Copyright or is misappropriating any Trade Secret. To the best knowledge of Span and each of the Principal Shareholders, none of the products sold by, nor any processes or know-how used by, Span or Ocala, infringes any patent, trademark or copyright of any third party. To the best knowledge of Span and each of the Principal Shareholders, there is no intellectual property, in any form, whether patent, trademark, tradename, trade secret, copyright or otherwise, necessary for the operation of Span's or Ocala's business as conducted which neither Span (or Ocala, as the case may be) does not currently own or license on commercially reasonable terms.

     2.11  Disclosure.

          (a) The copies of all documents furnished by Span pursuant to the terms of this Agreement are complete and accurate.

          (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Span and the Principal Shareholders in this Agreement, (ii) the disclosure schedules delivered to Tylan General pursuant hereto (the "Span Disclosure Schedule") or (iii) any statement by Span or, to the best knowledge of Span and each of the Principal Shareholders, any other person, contained in any document, certificate or other writing furnished by Span to Tylan General in connection with this Agreement, the Merger or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     2.12 Finders. Span has not dealt with any person, firm or corporation (other than Blum & Co., Inc.) who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Span for arranging the transaction contemplated hereby or introducing the parties to each other.

     2.13 Transactions with Affiliates. Except for compensation of employees, every material transaction between Span and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission ("SEC")) other than Tylan, which is currently in effect or was consummated in the last three years, is set forth on Schedule 2.13.

     2.14 No Contemplated Transactions Inconsistent With Pooling-Of-Interests Accounting. Neither Span nor any of the Shareholders is contemplating any transaction that would constitute a change in equity interests in Span's Common Shares or otherwise would result in the Merger not qualifying for pooling-of-interests accounting.

3.  REPRESENTATIONS AND WARRANTIES OF TYLAN GENERAL AND TYLAN GENERAL SUB

     Tylan General and Tylan General Sub represent and warrant to Span and the Shareholders as of the date of this Agreement and as of the Closing Date as follows:

     3.1  Organization.

          (a) Tylan General is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Tylan General Sub is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Each of Tylan General and Tylan General Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted.

          (b) Each of Tylan General and Tylan General Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

          (c) The authorized capital stock of Tylan General consists of 50,000,000 shares of common stock, par value $.001 per share, of which, as of June 28, 1996, 6,532,586 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $.001 per share, of which, as of the date hereof, no shares were issued and outstanding. All the issued and outstanding shares of Tylan General are validly issued, fully paid and nonassessable and free of preemptive rights. As of June 28, 1996, Tylan General has outstanding options to purchase 715,162 shares of Tylan General Common Stock. Except as set forth above or pursuant to the exercise of the foregoing options, there are not as of the date hereof any shares of capital stock of Tylan General authorized, issued or outstanding or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to unissued shares of capital stock of Tylan General, or otherwise obligating Tylan General to issue, transfer or sell any shares of capital stock of Tylan General, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Tylan General. The authorized capital of Tylan General Sub consists of 10,000 shares of Common Stock, $.001 par value, 100 of which are issued and outstanding.

          (d) Each of Tylan General and Tylan General Sub has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of Tylan General and Tylan General Sub, and no other corporate proceedings on the part of Tylan General or Tylan General Sub are necessary for Tylan General and Tylan General Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by duly authorized officers of Tylan General and Tylan General Sub. This Agreement constitutes a legal, valid and binding obligation of Tylan General and Tylan General Sub, enforceable against each of them in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, insolvency, reorganization and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (e) The Employment Agreements (as defined in Section 5.2) have been, or prior to the Closing will be, duly and validly authorized and, when executed and delivered pursuant to their terms, will constitute valid and binding agreements of Tylan General enforceable against Tylan General in accordance with their terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, insolvency, reorganization and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (f) Except as may be required by the Securities Act, state securities laws, the Texas Law or the DGCL, there is no requirement applicable to Tylan General or Tylan General Sub to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Tylan General and Tylan General Sub of the transactions contemplated by this Agreement. Neither Tylan General nor Tylan General Sub knows of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by Tylan General and Tylan General Sub nor the consummation by Tylan General and Tylan General Sub of the transactions contemplated by this Agreement will
     (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Tylan General or Tylan General Sub, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Tylan General or Tylan General Sub or any material license agreement, lease or other material contract, instrument or obligation to which Tylan General or Tylan General Sub is a party or by which Tylan General or Tylan General Sub or any of their respective assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Tylan General or Tylan General Sub or any of their respective assets which violation would have a Material Adverse Effect on Tylan General or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Tylan General or Tylan General Sub.

          (g) Tylan General has delivered to Span complete and accurate copies of Tylan General's Certificate of Incorporation and Bylaws, and Tylan General Sub's Certificate of Incorporation and Bylaws, each as amended.

     3.2 Common Stock To Be Issued. The Tylan General Common Stock to be issued to the Shareholders hereunder, when issued by Tylan General to the Shareholders pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws, will have the rights and preferences set forth in the Certificate of Incorporation of Tylan General previously delivered to Span, and will be free and clear of all liens, encumbrances and adverse claims; provided that the Tylan General Common Stock to be issued to the Shareholders may be subject to restrictions on transfer under federal securities laws as set forth in this Agreement.

     3.3 Financial. The audited consolidated balance sheet of Tylan General as of October 29, 1995 and the audited consolidated statement of operations and statement of cash flows of Tylan General for the fiscal year ended October 29, 1995, each certified by Deloitte & Touche LLP, independent certified public accountants, whose report thereon is included therein, have been prepared in accordance with the books and records of Tylan General, which books and records are complete, maintained on a consistent basis, and correctly reflect its income, expenses, assets and liabilities, are true, complete and accurate and present fairly the financial position of Tylan General as of the date of said balance sheets and the results of operations of Tylan General for the periods covered by said statements of operations, in accordance with GAAP consistently applied, except as otherwise disclosed therein. The financial statements described in this Section 3.3 are referred to in this Agreement as the "Tylan General Financial Statements."

     3.4  Disclosure.

          (a) Tylan General has previously delivered to Span copies of Tylan General's Annual Report on Form 10-K for the fiscal year ended October 29, 1995 and Tylan General's Quarterly Reports on Form 10-Q for the quarters ended January 28, 1996 and April 28, 1996.

          (b) The copies of all documents furnished by Tylan General pursuant to the terms of this Agreement are complete and accurate.

          (c) For purposes of this Agreement and the transactions contemplated thereby, none of (i) the representations and warranties made by Tylan General or Tylan General Sub in this Agreement or (ii) any statement by Tylan General or, to the best of Tylan General's knowledge, any other person, contained in any document, certificate or other writing furnished by Tylan General to Span in connection with this Agreement, the Merger or the transactions contemplated hereby (when read together), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     3.5 Finders. Tylan General has not dealt with any person, firm or corporation (other than Michael Khougaz and Adams, Harkness & Hill, Inc.) who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

4.  COVENANTS OF SPAN AND THE PRINCIPAL SHAREHOLDERS

     Span and each of the Principal Shareholders hereby jointly and severally covenant and agree as follows:

     4.1 Negative Covenants. Between the date of this Agreement and the Effective Date, unless Tylan General shall otherwise consent in writing, except as provided hereunder, Span will not do, or commit to do, and neither of the Principal Shareholders shall take any action, or omit to take any action, to cause Span to do or commit to do, and Span shall not take any action, or omit to take any action, to cause Ocala to do or commit to do any of the following:

          (a) make any purchase, sale or disposition of any asset or property, other than in the ordinary course of business consistent with past practices or the disposition of immaterial assets, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets (other than the existing liens of Comerica Bank-Texas);

          (b) incur any material contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity, except for any such liability pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (c) take any action, or permit any action within Span's or the Principal Shareholders' control, which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Span will use its best efforts to prevent any of the Shareholders or any of the officers or directors of Span or Ocala from taking or permitting any such action;

          (d) amend any charter documents as previously delivered to Tylan General;

          (e) issue any of its capital shares or grant any options, warrants or rights to acquire any capital shares, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding or accelerate vesting with respect to any unvested options or capital shares; or declare, set aside or pay any dividend or make any other distribution in respect of its capital shares, or make any direct or indirect redemption, purchase or other acquisition of its capital shares, except pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (f) make any material change in the compensation payable or to become payable to any of its officers or employees or enter into, amend or terminate any employment or consulting agreements or waive any rights thereunder;

          (g) engage in transactions with any of its shareholders, officers, directors or employees other than in the ordinary course of business, except pursuant to agreements in existence on the date hereof and listed on
     Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (h) enter into, amend, renew, extend, modify or terminate (prior to its scheduled termination date) any sales, agency or distribution agreement, any management or employment or consulting agreement, any lease, license or royalty agreement, or any other material agreement or Contract or waive any material rights thereunder;

          (i) undertake any stock split, recapitalization or reorganization;

          (j) solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate and use its best efforts to prevent any of its officers and directors, employees, representatives and agents from soliciting, encouraging or negotiating or providing information for or otherwise cooperating in any way with, assisting or facilitating any of the following (an "Acquisition Proposal"):

             (i) any merger or consolidation of Span or Ocala with any person other than Tylan General or Tylan General Sub,

             (ii) any sale of assets of Span or Ocala to any person other than Tylan General or Tylan General Sub (other than sales of inventory in the ordinary course of business);

             (iii) any equity or debt investment (other than on terms approved by Tylan General) in Span or Ocala by any person; or

             (iv) any purchase of outstanding securities of Span or Ocala by any person;

          (k) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty in this Agreement to become untrue in any material respect or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Date;

          (l) provide or publish to its shareholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act, or any impermissible solicitation under the applicable state law;

          (m) incur any material obligation other than in ordinary course of business, except pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (n) borrow money (other than pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof) or pursuant to capital expenditures between the date hereof and the Closing Date that will not exceed $1,500,000 in the aggregate) or incur new or additional indebtedness (other than as set forth above in this Section 4.1(n) and accounts payable or trade payables incurred in the ordinary course of business and indebtedness pursuant to Contracts listed on
     Schedule 2.5(a) (not including any amendments thereto after the date hereof)) or loan money to any person (other than to Ocala in amounts not to exceed $1,000,000 in the aggregate and travel and similar advances to employees in the ordinary course of business);

          (o) incur liabilities in connection with the leasing of property or assets;

          (p) issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Tylan General;

          (q) make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise;

          (r) alter the manner of keeping its books and accounts or its accounting practices and procedures other than as required by GAAP;

          (s) revalue any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

          (t) make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (u) commence any lawsuit except for routine collection of bills or for a breach of this Agreement;

          (v) impair any of its Patents, Copyrights, Trademarks or other intellectual property rights; or

          (w) fail to maintain its qualifications to do business in any state in which Span or Ocala is qualified, or fail to maintain any other permit, license, authorization or approval material to the operations of its business.

     4.2 Affirmative Covenants. Prior to the Effective Date, Span will do, and each of the Principal Shareholders will take such action as is necessary or appropriate to cause Span to do, each of the following:

          (a) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;

          (b) subject to Section 4.1, use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Span of the transactions contemplated by this Agreement and the continuation of Span's business after the consummation of the Merger;

          (c) promptly advise Tylan General in writing of (i) any change that has or had a Material Adverse Effect on Span; (ii) the occurrence of any event which causes the representations and warranties made by Span in this Agreement or the information included in the Span Disclosure Schedule to be incomplete or inaccurate in any material respect; and (iii) the receipt of any inquiry relating to an Acquisition Proposal from a third party, including the identity of the third party and a copy of the inquiry;

          (d) use reasonable best efforts to keep intact its business organization, to keep available its present officers and key employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

          (e) permit Tylan General and its authorized representatives to have full access during normal business hours to all of its properties, assets, records, tax returns, contracts and documents and furnish to Tylan General and its authorized representatives such financial and other information with respect to its business and properties as Tylan General may from time to time reasonably request for purposes of making a review of the business of Span and Ocala;

          (f) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

          (g) in the event that between the date hereof and the Effective Date, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Span with respect to the Merger, give prompt notice thereof to Tylan General, keep Tylan General informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Span or an affiliate of Span) permit Tylan General to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding (provided, however, that Span will not be required to waive any privilege it may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (h) use its best efforts to deliver to Tylan General a Continuity of Interest Certificate in the form attached hereto as Exhibit 4.2(h) (a "Continuity of Interest Certificate") executed by each Shareholder;

          (i) deliver to Tylan General at the Closing the resignations of all directors of Span;

          (j) promptly provide Tylan General with (i) copies of all written materials and written communications furnished by Span to its shareholders after the date of this Agreement, and (ii) copies of all notices, reports or other documents filed with any government agency or department pursuant to Section 4.2(g) hereof; (provided, however, that Span will not be required to waive any privilege it may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (k) promptly provide Tylan General copies of all material operating and financial reports prepared by Span, including copies of Span's consolidated balance sheet and related consolidated statements of operations and consolidated statements of cash flows for each month commencing January 1996 through the Closing Date; such monthly financial statements shall be prepared in conformity with GAAP applied on a consistent basis and shall fairly present (subject to immaterial year-end audit adjustments) the financial condition, results of operations and cash flows of Span as of the dates and for the periods covered by such statements and shall be delivered promptly after preparation, but in no event later than 21 days after the end of the month;

          (l) use its best efforts to deliver to Tylan General, or to cause its counsel to deliver to Tylan General, the closing documents referred to in this Agreement;

          (m) with respect to the Notification letter described in Section 6.15, provide the notification to the IRS required pursuant to Treasury Regulations Section 1.897-2(h)(2);

          (n) use its best efforts to deliver to Tylan General the audited consolidated balance sheet of Span as of February 29, 1996 and the audited consolidated statement of operations, consolidated statement of cash flows and consolidated statement of changes in shareholders' equity of Span for the six months ended February 29, 1996, each certified by Ernst & Young LLP, whose report thereon shall be unqualified;

          (o) use its best efforts to deliver to Tylan General an Affiliate Agreement in the form attached hereto as Exhibit 4.2(o) executed by each Affiliate;

          (p) use its best efforts to deliver to Tylan General an Investment Letter in the form attached hereto as Exhibit 4.2(p) executed by each Shareholder;

          (q) provide to tax counsel for both Tylan General and Span appropriate representation certificates as described in Sections 6.16 and 7.8;

          (r) take all steps necessary in accordance with its Articles of Incorporation and By-laws to obtain the requisite vote of its shareholders for the purpose of approving this Agreement and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of Span (subject to any fiduciary duties it may have under applicable law to do otherwise) will (i) recommend to its shareholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to its shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its shareholders of this Agreement and the transactions contemplated hereby.

5.  COVENANTS OF TYLAN GENERAL AND TYLAN GENERAL SUB

     Tylan General and Tylan General Sub covenant and agree as follows:

     5.1 Negative Covenants. From the date of this Agreement until the Effective Date, Tylan General and Tylan General Sub will not, unless Span shall otherwise consent in writing:

          (a) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty of Tylan General in this Agreement to become untrue in any material respect or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Date;

          (b) take or permit any action which would prevent the Merger from qualifying as a reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Tylan General will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

          (c) amend its Certificate of Incorporation in any manner which would adversely affect the Merger;

          (d) declare, set aside or pay any dividend in respect of its capital shares; or

          (e) issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Span except to the extent required by applicable laws, rules and regulations in which event Span shall be provided with a copy of any such release at or prior to its publication; or

          (f) change the number of votes to which each share of Tylan General's capital stock is entitled.

     5.2 Affirmative Covenants. Prior to the Effective Date, Tylan General and/or Tylan General Sub will do the following:

          (a) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out, provided, however, that in no event shall this covenant be deemed to impose any obligation on Tylan General or Tylan General Sub to waive any of the conditions set forth in Article 6;

          (b) use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Tylan General and Tylan General Sub of the transactions contemplated by this Agreement;

          (c) use its best efforts to qualify the Tylan General Common Stock to be issued pursuant to the Merger under the securities or "blue sky" laws of every jurisdiction of the United States in which a Shareholder has an address on the records of Span's transfer agent on the record date for determining the Span shareholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Tylan General has determined that such qualification is not required under the securities or "blue sky" laws of such jurisdiction;

          (d) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments of all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

          (e) use its best efforts to cause the Tylan General Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq National Market, free of restrictions on transfer other than (i) restrictions pursuant to Rule 144 and Rule 145 promulgated under the Securities Act and the interpretations of the SEC on restrictions on resale of securities issued under Section 4(2) of the Securities Act and the Investment Letters referred to Section 4.2(p), and (ii) restrictions related to the Continuity of Interest Certificate referred to in Section 4.2(h);

          (f) cause Tylan General Sub to perform all of its agreements contained herein;

          (g) promptly advise Span in writing of (i) any change that has or had a Material Adverse Effect on Tylan General; and (ii) the occurrence of any event which causes the representations or warranties made by Tylan General or Tylan General Sub in this Agreement to be incomplete or inaccurate in any material respect;

          (h) in the event that between the date hereof and the Effective Date, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Tylan General with respect to the Merger, give prompt notice thereof to Span, keep Span informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Tylan General or an affiliate of Tylan General) permit Span to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding (provided, however, that neither Tylan General nor Tylan General Sub will be required to waive any privilege either of them may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (i) enter into an employment agreement in substantially the form attached hereto as Exhibit 5.2(i) with Don E. Whitson (the "Whitson Employment Agreement");

          (j) enter into an employment agreement in substantially the form attached hereto as Exhibit 5.2(j) with each of Leo E. Whitson, Kevin MacGibbon, Majid Fazeli, George A. Yurch, John Rabbitt, Tom Gray and Brian Day (collectively with the Whitson Employment Agreement, the "Employment Agreements");

          (k) provide to tax counsel for both Tylan General and Span appropriate representation certificates as described in Sections 6.16 and 7.8;

          (l) use its best efforts to substitute Tylan General for Don E. Whitson as guarantor of Span's senior indebtedness and leases that Don E. Whitson guarantees (which senior indebtedness and leases are identified on Schedule 5.2(l)) and, if Tylan General is unable to do so within 90 days after the Closing Date, Tylan General shall repay such indebtedness in full.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF TYLAN GENERAL AND TYLAN GENERAL SUB

     The obligations of Tylan General and Tylan General Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     6.1 Satisfactory Completion Of Pre-Acquisition Review. Tylan General shall have satisfactorily completed its pre-acquisition investigation and review of Span's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review as evidenced by the approval of such results by a majority of the members of the Board of Directors of Tylan General.

     6.2  Compliance With Covenants; Representations And Warranties
Correct. Span and the Share-holders shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by it or them at or prior to the Closing Date; the representations and warranties of Span and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date except to the extent that information in Span's Schedules as of the date hereof changes as of the Closing Date (and such changes are contained in the certificate referred to below in this Section 6.2) and each such change does not violate Section 4.1 or 4.2 hereof or any other provision in this Article 6; and Span shall have delivered to Tylan General a certificate of the Chief Executive Officer and the Chief Financial Officer of Span evidencing compliance with the conditions set forth in this
Section 6.2.

     6.3 No Material Adverse Change. After the date hereof, there shall have been no change that had an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, in excess of $100,000.

     6.4 Consents Of Others. The consent to the Merger of each third party whose consent is required for Span to consummate the transactions completed hereby shall have been received except for consents which, if not obtained, in the aggregate would not have a Material Adverse Effect on Span, including without limitation the parties to the contracts listed on Schedule 2.5(a).

     6.5 Legal Opinion. Tylan General shall have received an opinion of Gardere & Wynne, L.L.P., counsel to Span, dated the Closing Date, substantially to the effect of Exhibit 6.5 hereto.

     6.6 Dissenters' Rights. No holders of outstanding Span Common Shares shall be, or shall have the right to become, entitled to dissenters rights pursuant to Section 5.11 of the Texas Law.

     6.7 Continuity of Interest. Tylan General shall have received prior to the Closing Date executed copies of the Continuity of Interest Certificate from the Shareholders as provided in Section 4.2(h).

     6.8 Absence of Restraint. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     6.9 No Litigation. No litigation shall have commenced against Span or Ocala which would, if adversely determined, have an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, in excess of $100,000.

     6.10 Required Approvals. Tylan General, Tylan General Sub and Span shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the perform-ance by Tylan General, Tylan General Sub and Span, of their respective obligations under this Agreement and the consummation of the transactions herein contemplated.

     6.11 State Securities Law Requirements. The shares of Tylan General Common Stock to be issued in connection with the Merger shall have been issued in transactions qualified or exempt from registration under the securities or "blue sky" laws of every jurisdiction required under Section 5.2(c) hereof.

     6.12 Span Shareholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Span Common Shares entitled to vote, in accordance with Section 4.2(r) hereof and the applicable provisions of the Texas Law, shall have occurred and be continuing and remain in full force and effect.

     6.13 Noncompetition Agreements. Each of the Shareholders who will be party to an Employment Agreement as provided in Section 5.2(i) or 5.2(j) shall have executed a noncompetition agreement substantially in the form attached hereto as Exhibit 6.13.

     6.14 Resignations. Tylan General shall have received the written resignation, effective as of the Closing, of each director of Span.

     6.15 FIRPTA. Tylan General, as agent for the Shareholders, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Tylan General, which states that shares of Span do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Tylan General's obligations under Treasury Regulations Section 1.1445-2(c)(3).

     6.16 Tax Opinion. Each of Tylan General and Span shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     6.17 Pooling-Of-Interest Letters. Tylan General shall have received, if it so requests, a reaffirmation from Ernst & Young LLP, Tylan General's and Span's independent public accountants, dated the Effective Date, a letter in form and substance satisfactory to Tylan General, to the effect that the Merger will qualify for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC.

     6.18 Affiliate Agreements. Tylan General shall have received an Affiliate Agreement from each Affiliate as contemplated by Section 4.2(o).

     6.19 Accounts Receivable. The aging of Span's accounts receivable on the Closing Date shall not be materially worse than that shown on Schedule 2.2(c).

     6.20 Investment Letters. Each of the Shareholders shall have executed and delivered an Investment Letter as contemplated by Section 4.2(p).

7.  CONDITIONS PRECEDENT TO SPAN'S OBLIGATIONS

     The obligation of Span to consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     7.1  Compliance with Covenants; Representations and Warranties
Correct. Tylan General and Tylan General Sub shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of Tylan General and Tylan General Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date; and Tylan General shall have delivered to Span a certificate of the Chief Executive Officer and Chief Financial Officer of Tylan General evidencing compliance with the conditions set forth in this Section 7.1.

     7.2 No Material Adverse Change. After the date hereof, there shall have been no change that had a Material Adverse Effect on Tylan General.

     7.3 Legal Opinion. Span shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, dated the Closing Date, substantially to the effect of
Exhibit 7.3 hereto.

     7.4 Required Approvals. Tylan General, Tylan General Sub and Span shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Tylan General, Tylan General Sub and Span, of their respective obligations under this Agreement and the consummation of the transactions herein and therein contemplated.

     7.5 Securities Law Requirements. All permits, licenses, consents and approvals necessary under any laws relating to the issuance and sale of the Tylan General Common Stock to the Shareholders shall have been issued or given, and no such permit, license, consent or approval, shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

     7.6 Span Shareholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding Span Common Shares entitled to vote, as required by and in accordance with the applicable provisions of the Texas Law, shall have occurred and remain in full force and effect.

     7.7 Absence of Restraint. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     7.8 Tax Opinion. Each of Tylan General and Span shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     7.9 Employment Agreements. The Employment Agreements shall have been executed by Tylan General.

     7.10 Chairman of the Board. David J. Ferran ("Ferran") shall be the Chairman of the Board and Chief Executive Officer of Tylan General, and Ferran shall be active on a full-time basis in Tylan General's business.

     7.11 Board of Directors. Don Whitson shall have been elected for a full term to serve on Tylan General's Board of Directors.

8. RESTRICTIONS ON TRANSFERABILITY; COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

     8.1 Certain Definitions. As used in this Article 8, the following terms shall have the following respective meanings:

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

          "Holder" shall mean any Shareholder and any person holding Registrable Securities to whom the rights under this Article 8 have been transferred in accordance with Section 8.12 hereof.

          "Initiating Holders" shall mean any Holders who in the aggregate are Holders of greater than 30% of the then outstanding Registrable Securities.

          "Prior Registration Rights Agreements" shall mean (i) the Registration Rights Agreement, by and between Tylan General and The KB Mezzanine Fund, L.P., and (ii) the Amended and Restated

     Registration Rights Agreement, by and between Tylan General and the stockholders who are signatories thereto, each dated as of November 11, 1992.

          "Publication Date" shall mean the date on which Tylan General publishes financial results covering at least 30 days of post-Merger combined operations;

          "Registrable Securities" means the Tylan General Common Stock issued to the Shareholders in the Merger and any Tylan General Common Stock issued or issuable in respect of the Tylan General Common Stock issued to the Shareholders in the Merger upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event; provided, however, that shares of Common Stock or other securities shall no longer be treated as Registrable Securities if (i) they have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (ii) they have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto were removed upon the consummation of such sale.

          The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registration Expenses" shall mean all expenses, except Selling Expenses as defined below, incurred by Tylan General in complying with Sections 8.5 and 8.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Tylan General, Blue Sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Tylan General which shall be paid in any event by Tylan General).

          "Restricted Securities" shall mean the securities of Tylan General required to bear the legend set forth in Section 8.3 hereof.

          "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, and, except as set forth in Registration Expenses above, all reasonable fees and disbursements of counsel for any Holder (if such counsel is different from counsel to the Tylan General).

     8.2 Restrictions on Transferability. The Registrable Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Article 8, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each of the Shareholders will cause any proposed purchaser, assignee, transferee or pledgee of the Registrable Securities of such Shareholder in any transaction other than a registered transaction to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Article 8.

     8.3 Restrictive Legend. Each certificate representing Registrable Securities and any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 8.4 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER

        MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE
        CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE
        CORPORATION.

     Each Holder consents to Tylan General making a notation on its records and giving instructions to any transfer agent of the Tylan General Common Stock as and if necessary in order to implement the restrictions on transfer established in this Article 8.

     8.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 8.4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to Tylan General of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (a) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to Tylan General, addressed to Tylan General, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a "no action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to Tylan General. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or in a registered transaction, the appropriate restrictive legend set forth in Section 8.3 hereof, except that such certificate shall not bear such restrictive legend if, in the reasonable opinion of counsel for such holder and Tylan General, such legend is not required in order to establish compliance with any provision of the Securities Act.

     8.5  Requested Registration.

          (a) If Tylan General shall receive from Initiating Holders a written request that Tylan file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities and Tylan General is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, Tylan General shall:

             (i) promptly give written notice of the proposed registration to all other Holders; and

             (ii) as soon as practicable, use its best lawful efforts to effect such registration (including, without limitation, appropriate qualification under applicable Blue Sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holders joining in such request as are specified in a written request received by Tylan General within 20 days after the written notice specified in clause (i) above has been given (subject in any event to Section 8.5(a)(ii)(C) and Section 8.14);

        provided, however, Tylan General shall not be obligated to take any action to effect any registration pursuant to this Section 8.5:

             (A) in any particular jurisdiction in which Tylan General would be required to execute a general consent to service of process in effecting such registration unless Tylan General is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

             (B) prior to the Publication Date; or

             (C) with respect to any Registrable Securities in excess of a cumulative total of 50% of the Tylan General Common Stock issued to the Shareholders in the Merger, until after the first anniversary of the Closing Date; or

             (D) during the period starting with the date 30 days prior to Tylan General's estimated date of filing of, and ending on the date six months immediately following, the effective date of any registration statement pertaining to securities of Tylan General (other than a registration of securities in a shelf registration pursuant to Rule 415 (or any similar successor rule promulgated by the SEC), in a Rule 145 (or any similar successor rule promulgated by the SEC) transaction, for the resale of securities solely by selling shareholders or with respect to an employee benefit plan), provided that Tylan General is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

             (E) if Tylan General shall furnish to such Holder a certificate signed by the President of Tylan General stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to Tylan General or its shareholders for a registration statement to be filed in the near future, provided that pursuant to this clause (E) Tylan General cannot delay implementation of such request for registration for more than 30 days; or

             (F) if Tylan General has effected an aggregate of two registrations pursuant to Section 8.5 and such registrations have been declared or ordered effective. For purposes of the foregoing, a registration from which the Holders have withdrawn all Registrable Securities prior to the effectiveness of such registration (or with respect to which Holders of a majority of Registrable Securities have requested that all Registrable Securities be withdrawn) shall not count as one of the two registrations permitted to the Holders.

          (b) If a registration pursuant to this Section 8.5 is for a registered public offering involving an underwriting (pursuant to the request of the Shareholders' Agent (as defined in Section 9.7)), Tylan General shall so advise the Holders as part of the notice given pursuant to Section 8.5(a)(i). In such event, the right of any Holder to registration pursuant to this Section 8.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 8.5, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

     Tylan General shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Shareholders' Agent but subject to Tylan General's reasonable approval. Notwithstanding any other provision of this Section 8.5, if the managing underwriter advises the Shareholders' Agent in writing that marketing factors require a limitation of the number of shares to be underwritten, then Tylan General shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, Tylan General or the underwriters may round the number of shares allocated to any Holder to the nearest multiple of 100 shares.

     If any selling Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to Tylan General, the managing underwriter and the Shareholders' Agent. The Registrable Securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to 120 days after the effective date of such registration, or such shorter period of time as the underwriters may require.

     8.6  Company Registration.

          (a) If at any time or from time to time Tylan General shall determine to register any of its securities, either for its own account or the account of a security holder or holders, in connection with a public offering of such securities solely for cash on a form that would also permit the registration of Registrable Securities, Tylan General will:

             (i) promptly give to each Holder written notice thereof; and

             (ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after the written notice specified in clause (i) above has been given.

     provided, however, Tylan General shall not be obligated to take any action to effect any registration pursuant to this Section 8.6 (A) prior to the Publication Date or (B) if the Holders of a majority of the Registrable Securities then outstanding give written notice to Tylan prior to the effectiveness of such registration that all of the Registrable Securities are to be withdrawn from such registration.

          (b) If the registration of which Tylan General gives notice is for a registered public offering involving an underwriting, Tylan General shall so advise the Holders as a part of the written notice given pursuant to
     Section 8.6(a)(i). In such event, the right of any Holder to registration pursuant to this Section 8.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Tylan General and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Tylan General. Notwithstanding any other provision of this
     Section 8.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. If the managing underwriter so limits the number of Registrable Securities to be registered and underwritten, Tylan General shall so advise all selling stockholders of Tylan General, including the Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all stockholders of Tylan General, including the Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such selling stockholders of Tylan General, including the selling Holders at the time of filing the registration statement; provided, however, that with respect to any registration resulting from any demand registration rights (the "Prior Demand Rights") pursuant to the Prior Registration Rights Agreements, the Registrable Securities shall be included in such registration only if all of the securities requested to be registered pursuant to the Prior Demand Rights have been included in such registration. To facilitate the allocation of shares in accordance with the above provisions, Tylan General may round the number of shares allocated to any Holder or holder to the nearest multiple of 100 shares.

          If any selling Holder disapproves of the terms of any such underwriting, including any limitation on the number of Registrable Securities that such Holder may include in such underwriting, such person may elect to withdraw therefrom by written notice to Tylan General and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such shorter period of time as the underwriters may require.

          (c) Tylan General shall have the right to terminate or withdraw any registration initiated by it under this Section 8.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

          (d) From and after the date hereof, Tylan General shall not enter into any agreement with any holder or prospective holder of any securities of Tylan General which would allow such holder or prospective holder to require Tylan General to include shares or securities in any registration initiated by the Holders under Section 8.5 of this Agreement, without the written consent of a majority in interest of the Holders requesting registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in such registration only to the extent that the inclusion of its securities will not diminish the amount of Registrable Securities that are included. Nothing in this Section 8.6(d) shall limit the right of Tylan General to enter into an agreement with any holder or prospective holder of any securities of Tylan General pursuant to which Tylan General will agree to include among the securities which it is registering upon its own initiation securities owned by such holder.

     8.7 Expenses of Registration. All Registration Expenses incurred in connection with any registration of Registrable Securities pursuant to Sections
8.5 and 8.6 shall be borne by Tylan General. All Selling Expenses relating to Registrable Securities registered on behalf of the Holders shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of shares so registered; provided that each Holder is solely responsible for the fees and disbursements of its separate individual counsel, if any.

     8.8 Registration Procedures. In the case of each registration, qualification or compliance effected by Tylan General pursuant to this Article 8, Tylan General will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, Tylan General will:

          (i) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the lesser of (A) 180 days or (B) until the distribution described in the registration statement has been completed; and

          (ii) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

     8.9  Indemnification.

          (a) Tylan General will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article 8, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Tylan General of the Securities Act or the Exchange Act or any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to Tylan General in connection with any such registration, qualification or compliance, and Tylan General will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Tylan General will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Tylan General by such Holder, controlling person or underwriter and specifically for use therein. Notwithstanding the foregoing, as far as the foregoing indemnity relates to any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the final prospectus filed with the SEC pursuant to Rule 424(b), the indemnity agreement herein shall not inure to the benefit of any underwriter or, if there is no underwriter, any Holder if a copy of the final prospectus filed pursuant to Rule 424(b) was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Tylan, each of its directors and officers, each underwriter, if any, of Tylan General's securities covered by such registration, qualification or compliance, each person who controls Tylan General or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder including Registrable Securities in such registration, each of its officers and directors and each person controlling such other Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Tylan General, such other Holders, or such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Tylan General by such Holder specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the initial public offering price of the shares sold by such Holder, unless such liability arises out of or is based on willful conduct by such Holder. Notwithstanding the foregoing, as far as the foregoing indemnity relates to any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the final prospectus filed pursuant to Rule 424(b), the indemnity agreement herein shall not inure to the benefit of Tylan General, any underwriter or any other Holder if a copy of the final prospectus filed pursuant to Rule 424(b) was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act, unless delivery of such final prospectus was the responsibility of the Indemnifying Party (as hereinafter defined) hereunder.

          (c) Each party entitled to indemnification under this Section 8.9 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 8 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. The Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of each Indemnifying Party.

          (d) If the indemnification provided for in this Section 8.9 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such

     Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Tylan General, all shareholders offering securities in the offering (the "Selling Shareholders") and the underwriters of the offering (the "Underwriters") from the offering of Tylan General securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
     (i) above but also the relative fault of Tylan General, the Selling Shareholders and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by Tylan General, the Selling Shareholders and the Underwriters shall be deemed to be in the same proportion as the net proceeds from the offering (before deducting expenses) received by Tylan General and the Selling Shareholders, respectively, and the underwriting discounts and commissions received by the Underwriters bear to the aggregate price of the offering to the public. The relative fault of Tylan General, the Selling Shareholders and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact relates to information supplied by Tylan General, the Selling Shareholders or the Underwriters and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. It is agreed that it would not be just and equitable if contribution pursuant to this Section 8.9(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 8.9(d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to above in this Section 8.9(d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, subject to the provisions of Section 8.9(c) hereof. Notwithstanding the provisions of this Section 8.9(d), no Selling Shareholder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the proceeds received by such Selling Shareholder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     8.10 Information by Holder. Each Holder holding Registrable Securities included in any registration shall furnish to Tylan General such information regarding such Holder, the Registrable Securities held by such Holder and the distribution proposed by such Holder as Tylan General may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article 8.

     8.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Restricted Securities to the public without registration, Tylan General agrees to use its best efforts to:

          (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (ii) file with the SEC in a timely manner all reports and other documents required of Tylan General under the Securities Act and the Exchange Act; and

          (iii) so long as a Holder owns any Restricted Securities, to furnish to such Holder forthwith upon request a written statement by Tylan General as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Tylan General, and such other reports and documents of Tylan General as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

     8.12 Transfer of Registration Rights. The rights to cause Tylan General to register securities granted to a Holder under this Article 8 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by such Holder provided that such transfer may otherwise be effected in accordance with applicable securities laws.

8.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 8.5 or 8.6 shall terminate on the earlier of (a) such date as all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period or (b) the third anniversary of the Closing Date.

     8.14 Volume Limitation on Sale of Registrable Securities Included in Any Registration Hereunder. Notwithstanding anything to the contrary in this Article 8, during any 90-day period no Holder shall be entitled to sell Registrable Securities registered or included in any registration pursuant to Section 8.5 or
8.6 in excess of the number of shares which, absent such registration, could be sold by such Holder under Rule 144(e), assuming for purposes of this calculation that such Holder satisfies the holding period for restricted securities set forth in Rule 144(d) and the other requirements of Rule 144.

9.  INDEMNITY BY SHAREHOLDERS

     9.1 Indemnity. In connection with the Merger, each Shareholder shall, on a pro rata basis based on the Fully Diluted Span Common Shares Outstanding, indemnify Tylan General, Tylan General Sub and Span against any loss, expense, liability, or other damages, including the reasonable costs of investigation, interest, penalties and attorney's and accountant's fees ("Damages"), incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Span or the Shareholders herein or any breach or failure to perform any agreement or covenant of Span or the Shareholders herein.

     9.2 Threshold. The Shareholders shall not be required to make any indemnification payment pursuant to Section 9.1 for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of Tylan General, Tylan General Sub and Span, or to which any one or more of Tylan General, Tylan General Sub and Span has or have otherwise become subject exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, Tylan General, Tylan General Sub and Span shall be entitled to be indemnified against the full amount of such Damages (and not solely the amount that exceeds $100,000).

     9.3 Expiration of Indemnity. Tylan General, Tylan General Sub and Span may make no claim for indemnification for Damages after January 31, 1997 (the "Claim Deadline"). The expiration of the period within which claims may be made shall not affect any rights of Tylan General, Tylan General Sub and Span with respect to claims made prior to the Claim Deadline.

     9.4 Fraud. Notwithstanding any provision in this Agreement to the contrary, the liability of a shareholder for fraud shall be subject only to applicable statutes of limitations, and any claim against any shareholder alleging fraud need not be presented by the Claim Deadline.

     9.5 Survival of Representations and Warranties. Other than disclosures set forth in the Schedules hereto or in the compliance certificate to be delivered at Closing pursuant to Section 6.2 hereof, no disclosure by Span nor any investigation by or on behalf of Tylan General or Tylan General Sub with respect to Span shall be deemed to affect Tylan General's or Tylan General Sub's reliance on the representations, warranties, covenants or agreements contained herein or to waive Span's, Tylan General's or Tylan General Sub's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of Span. The indemnity obligations of the Shareholders under this Article 9 (and the representations, warranties, covenants and agreements of Span and the Shareholders) shall survive the Closing until the Claim Deadline.

     9.6 Merger Consideration Adjustments. Any amount paid by the Shareholders to Tylan General, Tylan General Sub or Span pursuant to this Article 9 shall be an adjustment to the consideration paid to the Shareholders in connection with the Merger.

     9.7  Shareholders' Agent.

          (a) Each of the Shareholders hereby constitutes and appoints Don E. Whitson (the "Shareholders' Agent") as his agent and attorney-in-fact to take such action on behalf of the Shareholder, and to exercise such rights, power and authority as are authorized, delegated and granted to the Shareholders'

     Agent under this Agreement in connection with the transactions contemplated hereby, to give and receive notices and communications, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing, including without limitation the right to resolve any disagreement or disputes, and to exercise such rights, power and authority as are incidental thereto. A decision, act, consent, instruction or determination of the Shareholders' Agent shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent unless resulting from gross negligence or willful misconduct. The Shareholders shall jointly and severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without negligence or bad faith on the part of such Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services.

          (b) The provisions set forth in this Section 9.7 shall have no effect on the obligations of either the Shareholders' Agent or the Shareholders to Tylan General, Tylan General Sub or Span, and such provisions are solely for the purposes of determining the rights and obligations of the Shareholders, on the one hand, and the Shareholders' Agent, on the other, vis-a-vis each other and shall in no way impose any obligations on Tylan General, Tylan General Sub or Span other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Tylan General, Tylan General Sub or Span to the contrary, Tylan General, Tylan General Sub or Span shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions, consents, instructions and determinations of the Shareholders' Agent in his capacity as the Shareholders' Agent, and (ii) to assume that all actions, decisions, consents, instructions and determinations of the Shareholders' Agent are fully authorized by the Shareholders, and all such actions, decisions, consents, instructions and determinations shall be binding and conclusive upon each Shareholder.

          (c) In the event that Don E. Whitson is unavailable to act as the Shareholders' Agent, or becomes incapable (through death or legal incapacity) of acting as the Shareholders' Agent, then Leo E. Whitson shall become the Shareholders' Agent, and, in connection therewith, is authorized to take such action on behalf of the Shareholders and to exercise such rights, power and authority as are authorized, delegated and granted to such Shareholders' Agent under this Agreement in connection with the transactions contemplated hereby, and to exercise such rights, power and authority as are incidental thereto.

10.  INDEMNITY BY TYLAN GENERAL

     10.1 Indemnity. In connection with the Merger, Tylan General shall indemnify the Shareholders against any Damages incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Tylan General or Tylan General Sub herein or any breach or failure to perform any agreement or covenant of Tylan General or Tylan General Sub herein.

     10.2 Threshold. Tylan General shall not be required to make any indemnification payment pursuant to Section 10.1 for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Shareholders, or to which any one or more of the Shareholders has or have otherwise become subject exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, the Shareholders shall be entitled to be indemnified against the full amount of such Damages (and not solely the amount that exceeds $100,000).

     10.3 Expiration of Indemnity. The Shareholders may make no claim for indemnification for Damages after the Claim Deadline. The expiration of the period within which claims may be made shall affect any rights of the Shareholders with respect to claims made prior to the Claim Deadline.

     10.4 Fraud. Notwithstanding any provision in this Agreement to the contrary, the liability of Tylan General for fraud shall be subject only to applicable statutes of limitations, and any claim against Tylan General alleging fraud need not be presented by the Claim Deadline.

     10.5 Survival of Representations and Warranties. The indemnity obligations of Tylan General under this Article 10 (and the representations, warranties, covenants and agreements of Tylan General and Tylan General Sub) shall survive the Closing until the Claim Deadline.

11.  EMPLOYEE MATTERS

     11.1 Employees. Each employee of Span immediately before the Closing (each, a "Span Employee") shall continue to be employed by Span or Tylan General after the Effective Date; provided that, except as provided in Section 5.2(i) hereof or pursuant to existing employment agreements between Ronald L. Ewers and Bradley L. Busch and Ocala, such employment shall be on an at-will basis, and nothing herein shall obligate Span or Tylan General to continue to employ any Span Employee for any period of time; and provided further that with respect solely to the employee benefit plans and arrangements of Tylan General, the term of each Span Employee's employment at Span will be added to his or her term of employment at Tylan General or the Surviving Corporation.

12.  TERMINATION OF AGREEMENT

     12.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated:

          (a) by mutual consent of all the parties;

          (b) by Tylan General if a majority of the members of the Board of Directors of Tylan General does not approve the results of Tylan General's pre-acquisition investigation and review as required in Section 6.1;

          (c) by Tylan General if (i) there has been a material breach by Span of any covenant, representation or warranty contained in this Agreement,
     (ii) Tylan General has notified Span in writing of the existence of such breach, and (iii) Span has failed to cure such breach within ten days after receiving such notice;

          (d) by Span if (i) there has been a material breach by Tylan General of a covenant, representation or warranty contained in this Agreement, (ii) Span has notified Tylan General in writing of the existence of such breach, and (iii) Tylan General has failed to cure such breach within ten days after receiving such notice; or

          (e) by either Tylan General or Span if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger, by any governmental entity that would make consummation of the Merger illegal, (iii) upon a vote at a duly held meeting of shareholders or any adjournment thereof, any required approval of the holders of Span common stock or the holders of Tylan General Common Stock shall not have been obtained, or (iv) it shall be after September 30, 1996.

     12.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party except for (a) if appropriate, payment of legal fees pursuant to Section 13.3 and (b) any damages for a material breach of this Agreement.

     12.3 Costs and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expense; provided, however, that if the Merger is consummated, the Shareholders shall indemnify and hold harmless Tylan General, Tylan General Sub and Span from any costs or expenses incurred by any Shareholder and for all costs and expenses of Span in excess of $450,000, which amount may be increased only with the prior written approval of Tylan General.

     12.4  Extension of Time; Waivers.  At any time prior to the Closing Date:

          (a) Tylan General and Tylan General Sub may (i) extend the time for the performance of any of the obligations or other acts of Span, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Span. Any agreement on the part of Tylan General and Tylan General Sub to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Tylan General and Tylan General Sub; and

          (b) Span may (i) extend the time for the performance of any of the obligations or other acts of Tylan General and/or Tylan General Sub, and
     (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Tylan General and/or Tylan General Sub. Any agreement on the part of Span to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Span.

13.  MISCELLANEOUS

     13.1 Amendment. This Agreement may be amended with the approval of the Board of Directors of Tylan General, Tylan General Sub and Span at any time before or after approval hereof by the shareholders of Span, but, after any such shareholder approval, no amendment shall be made which would change the principal terms of this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     13.2 Entire Agreement; Counterparts; Applicable Law. This Agreement and the agreements contemplated by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (excluding the Strategic Sales Alliance Agreement and all international distribution agreements of Span), (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

     13.3 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     13.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment in violation of this Section 13.4 shall be void and of no effect.

     13.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail:

To Span or a Shareholder:        with a copy to:
Span Instruments, Inc.           Gardere & Wynne, L.L.P.
P.O. Box 860709                  1601 Elm Street, Suite 3000
Plano, Texas 75086               Dallas, Texas 75201
Attn: Don E. Whitson             Attn: Richard L. Waggoner
or
Span Instruments, Inc.
2201 Avenue K
Plano, Texas 75074
Attn: Don E. Whitson
Tylan General or Tylan
  General Sub:                   with a copy to:
Tylan General, Inc.              Cooley Godward Castro Huddleson & Tatum
15330 Avenue of Science          4365 Executive Drive, Suite 1100
San Diego, California 92128      San Diego, California 92121-2128
Attn: David J. Ferran            Attn: D. Bradley Peck

or to such other address at which any party may be registered mail notify the other party, and shall be deemed given on the date on which hand-delivered or on the third business day following the date on which mailed.

     13.6 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     13.7 Cooperation. Tylan General, Tylan General Sub and Span each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

                                          TYLAN GENERAL, INC.

                                          By: /s/  David J. Ferran

                                            ------------------------------------
                                            David J. Ferran
                                            Chairman of the Board, President and
                                              Chief
                                            Executive Officer

                                          TYLAN GENERAL ACQUISITION
                                          SUBSIDIARY, INC.

                                          By: /s/  David L. Stone

                                            ------------------------------------
                                            David L. Stone
                                            Executive Vice President and Chief
                                              Financial Officer

                                          SPAN INSTRUMENTS, INC.

                                          By: /s/  Don E. Whitson

                                            ------------------------------------
                                            Don E. Whitson
                                            President and Chief Executive
                                              Officer

                                          SHAREHOLDERS

                                          /s/  Don E. Whitson

                                          --------------------------------------
                                          Don E. Whitson

                                          /s/  Leo E. Whitson

                                          --------------------------------------
                                          Leo E. Whitson

                                          /s/  Sam R. Crowe

                                          --------------------------------------
                                          Sam R. Crowe

                                          /s/  Tommy Gray

                                          --------------------------------------
                                          Tommy Gray

                                          /s/  Marguerite Whitson

                                          --------------------------------------
                                          Marguerite Whitson

                                          /s/  Robert M. Lipsky

                                          --------------------------------------
                                          Robert M. Lipsky

                                          /s/  Robert J. Barraclough

                                          --------------------------------------
                                          Robert J. Barraclough

                                          /s/  John Jul

                                          --------------------------------------
                                          John Jul

                                          /s/  John Jordon

                                          --------------------------------------
                                          John Jordon

                                          /s/  George A. Yurch

                                          --------------------------------------
                                          George A. Yurch

                                          /s/  Brian Day

                                          --------------------------------------
                                          Brian Day

                                          /s/  Kaveh Zarkar

                                          --------------------------------------
                                          Kaveh Zarkar

                                          /s/  John Rabbitt

                                          --------------------------------------
                                          John Rabbitt